For more information, contact:
William M. Lowe, Jr.
Vice President
Chief Operating Officer
Chief Financial Officer
(336) 316-5664

Unifi Takes Steps to Improve Efficiency of Nylon Business Unit

              GREENSBORO, N.C. - August 29, 2005 - Unifi, Inc. (NYSE: UFI) announced today that it is taking a number of actions to improve the efficiency of its Nylon business unit, located in Rockingham County, North Carolina.

              The Company will close Plant one in Mayodan, North Carolina and move its operations and offices to Plant three in nearby Madison, North Carolina, which is the Nylon division's largest facility with over one million square feet of production space.  The Company expects that fewer than thirty current positions will be eliminated due to this move and that the majority of employees will be transferred from Plant one to Plant three.  This move allows Unifi to centralize production between these two sites and increase the overall efficiency of the Nylon business unit operations.  The move is expected to begin in September, with the majority of the process being completed by December 2005.  The remainder of the process will be completed by March 2006.

             In addition, the Company will move a small number of machines into Plant three to improve its capabilities.  Moving costs associated with this relocation are estimated to be approximately six-hundred thousand dollars.  The Company will spend approximately an additional two-hundred thousand dollars in capital expenditures to effectuate this change.

           "While Unifi has made progress toward returning the Company to profitability over the past year, our work is still far from being finished, and we have not yet obtained our goal," said Bill Lowe, Chief Operating Officer and CFO for Unifi.  "Despite past efforts, the Nylon business unit has continued to report disappointing results over the past couple of years and operate in more facilities than the current business environment requires.  We are also reviewing our product mix similar to our efforts last year in the polyester division and are considering other actions to improve the Nylon business.  Unifi is committed to improving the health of the Nylon business and is taking these steps to improve its operations and increase its profitability."

Unifi Takes Steps to Improve Efficiency of Nylon Business Unit - page 2

             In keeping with Unifi's strategic plan to divest idle assets, the Company will put the Plant one building and its machines, along with a warehouse and its Central Distribution Center building, which are in close proximity, up for sale.  The sale of these buildings is intended to reduce costs associated with maintaining nonessential assets and to generate cash for future investment in the business unit and the Company.  The Company is in the process of valuing these assets on a "held for sale" basis and cannot determine at this time if it will be required to recognize a non-cash impairment charge as a result of this move.

            Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials.  The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages.  Key Unifi brands include, but are not limited to: Sorbtek®, A.M.Y.®, Mynx® UV, Reflexx®, MicroVista® and Satura®.  Unifi's yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications.  For more information about Unifi, visit www.unifi.com.

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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, management's beliefs and assumptions made by management.  Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof.  The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings or governmental investigations or proceedings (including environmental related claims), negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal.  In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control.  Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.

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